FOR IMMEDIATE RELEASE

American Realty Capital Properties Completes Acquisition of Fortress Portfolio

New York, New York, January 9, 2014 -- American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that it had completed its acquisition of 120 properties from affiliates of funds managed by Fortress Investment Group LLC (“Fortress”) for a contract purchase price of $601.2 million, exclusive of closing costs. The portfolio includes 17 tenants and has an average remaining lease term of 12.9 years.

Nicholas S. Schorsch, Executive Chairman and Chief Executive Officer of ARCP, remarked, “With the acquisition of this portfolio from Fortress, we have closed on another one of our previously announced large property purchases. On the same day that we announced our successful transition to self-management, we have further added to our best-in-class portfolio with the purchase of these high quality net lease assets, diversified by geography, industry and tenant.”

About ARCP

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP and CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)